Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-258044 on Form S-8 and Registration Statement No. 333-266443 on Form S-3 of Bridge Investment Group Holdings Inc. of our report dated April 28, 2023 relating to the financial statements of Newbury Partners LLC appearing in this Current Report on Form 8-K/A dated June 15, 2023.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
June 15, 2023